Exhibit 99.1

          The Bon-Ton Stores, Inc. Announces Fourth Quarter
                       and Fiscal 2004 Results

    YORK, Pa.--(BUSINESS WIRE)--March 10, 2005--The Bon-Ton Stores, Inc. (NASDAQ:BONT) today reported results for the fourth quarter and fiscal year ended January 29, 2005.

    Income

    The Company reported net income of $26.8 million, or $1.65 per share, for the fourth quarter of fiscal 2004, compared to the prior year net income of $24.4 million, or $1.52 per share. For the twelve months ended January 29, 2005, the Company reported net income of $20.2 million, or $1.24 per share, compared to net income of $20.6 million, or $1.33 per share for the prior year. The second quarter 2004 results were negatively impacted by a charge of $0.07 per share for costs associated with the closing of the Pottstown, Pennsylvania store. In 2003, the second quarter results were positively impacted by a gain of $0.04 per share on the sale of the Company's Harrisburg distribution center and, in the third quarter, the Company recorded an asset impairment charge of $0.10 per share.
    In a February 7, 2005 letter to the AICPA, the Securities and Exchange Commission clarified its position regarding certain lease accounting practices. The SEC's letter specifically addressed the depreciable life of a leasehold improvement, rent holidays and landlord-tenant incentives. The Company reviewed its historical treatment of these lease issues, as other retailers have recently announced they have done. Based upon the materiality of its findings, in accordance with SEC Staff Accounting Bulletin No. 99, the Company recorded a cumulative pre-tax expense of $465,000, or $0.02 per share, in the fourth quarter of fiscal 2004 and concluded that restatement of the Company's financials for prior years would not be required. The Company reviewed its findings with its independent registered public accounting firm and its Audit Committee, both of which concurred with the Company's determination.

    Sales

    As previously announced, total sales for the fourth quarter increased 2.6% to $463.3 million compared to $451.8 million for the same period last year. Bon-Ton comparable store sales increased 6.4%.
    Fiscal 2004 total sales increased 41.4% to $1,310.4 million, including full year sales from the acquired Elder-Beerman stores, compared to $926.4 million in fiscal 2003. Bon-Ton comparable store sales increased 0.9%.

    Gross Margin

    In the fourth quarter, gross margin dollars increased $6.3 million over the prior year period. The gross margin rate in the fourth quarter increased 0.5 percentage point to 36.2% this year versus 35.8% reported in the prior year period. Fiscal 2004 gross margin dollars increased $146.6 million over fiscal 2003, primarily due to the inclusion of Elder-Beerman operations. For the full year, fiscal 2004 gross margin rate increased 0.5 percentage point to 37.0% versus 36.4% reported in the prior year.

    Selling, General and Administrative Expenses

    Selling, general and administrative (SG&A) expenses in the fourth quarter increased $4.5 million from the prior year period. The SG&A expense rate increased 0.4 percentage point to 25.2% of sales in the fourth quarter, compared to 24.8% for the same period last year. Fiscal 2004 SG&A expenses increased $142.2 million, including $118.5 million from Elder-Beerman operations. The SG&A expense rate increased
2.2 percentage points to 31.7% of sales in fiscal 2004, compared to 29.5% for the prior year period.

    Depreciation and Amortization

    In the fourth quarter, depreciation and amortization expense decreased $0.2 million from the prior year period. For the year, depreciation and amortization expense increased $2.2 million, primarily reflecting the depreciation on the acquired Elder-Beerman assets, partially offset by the third quarter 2003 asset impairment charge of $2.3 million.

    Interest Expense, Net

    The decrease in interest expense of $1.7 million in the fourth quarter of fiscal 2004 reflected a reduction in financing fees from the prior year period. Interest expense increased $4.4 million in fiscal 2004, reflecting the increased borrowings required to fund the acquisition of Elder-Beerman and increased deferred financing fees associated with the Elder-Beerman acquisition.

    Comments

    Bud Bergren, President and Chief Executive Officer, commented, "Considering the challenges of integrating two companies during fiscal 2004, the fourth quarter results improved significantly over the 2003 results. As stated in our fourth quarter sales release, customers responded well to the strong promotional program, the balanced assortment and our stores' efficient execution, which led to a successful fourth quarter and finish to 2004."
    Mr. Bergren continued, "Our accomplishments in 2004 position us well to achieve our 2005 goals and to reap the benefits of the synergies associated with the merger of the Bon-Ton and Elder-Beerman operations. We implemented best practices from both companies and the business combination is beginning to show its strength. We believe our strategic direction of customer focus, people development, sales growth and expense control, and superior execution of our business plan will increase profitability and shareholder value. Our earnings estimate for fiscal 2005 is a range of $1.70 to $1.85 per share."
    The Company's quarterly conference call to discuss the fourth quarter and fiscal 2004 results will be broadcast live over the Internet on March 10, 2005 at 10:00 a.m. Eastern time. To access the call, please visit the investor relations section of the Company's website at www.bonton.com/investor/home.asp. An online archive of the broadcast will be available within one hour after the conclusion of the call. A taped replay of the conference call will be available within two hours of the conclusion of the call until Thursday, March 17, 2005.
    The Bon-Ton Stores, Inc. operates 139 department stores and two furniture stores in 16 states from the Northeast to the Midwest under the Bon-Ton and Elder-Beerman names. The stores carry a broad assortment of quality brand-name fashion apparel and accessories for women, men and children, as well as distinctive home furnishings. For further information, please visit the investor relations section of the Company's website at www.bonton.com/investor/home.asp.

    Statements made in this press release, other than statements of historical information, are forward looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. Factors that could cause such differences include, but are not limited to, risks related to retail businesses generally, our ability to integrate the Elder-Beerman stores into our over-all operations, additional competition from existing and new competitors, uncertainties associated with opening new stores or expanding or remodeling existing stores, the ability to attract and retain qualified management, the dependence upon key vendor relationships and the ability to obtain financing for working capital, capital expenditures and general corporate purposes. Additional factors that could cause the Company's actual results to differ from those contained in these forward looking statements are discussed in greater detail in the Company's periodic reports filed with the Securities and Exchange Commission.



                           -table to follow-


               THE BON-TON STORES, INC. AND SUBSIDIARIES
                   CONSOLIDATED STATEMENTS OF INCOME

                             THIRTEEN                FIFTY-TWO
                            WEEKS ENDED             WEEKS ENDED
                     ------------------------ -----------------------
(In thousands except
 share and per share
 data)                January 29,  January 31, January 29, January 31,
(Unaudited)              2005         2004        2005        2004
--------------------------------------------- -----------------------

Net sales            $   463,293  $   451,753 $ 1,310,372 $   926,409
Other income, net          1,931        1,918       4,873       3,627
--------------------------------------------- -----------------------
                         465,224      453,671   1,315,245     930,036
--------------------------------------------- -----------------------

Costs and expenses:
    Costs of
     merchandise sold    295,405      290,191     826,128     588,742
    Selling, general
     and
     administrative      116,582      112,063     415,829     273,650
    Depreciation and
     amortization          7,121        7,340      27,809      25,634
--------------------------------------------- -----------------------
Income from
 operations               46,116       44,077      45,479      42,010
Interest expense, net      3,380        5,066      13,437       9,049
--------------------------------------------- -----------------------

Income before income
 taxes                    42,736       39,011      32,042      32,961
Income tax provision      15,890       14,618      11,880      12,360
--------------------------------------------- -----------------------

Net income           $    26,846  $    24,393 $    20,162 $    20,601
--------------------------------------------- -----------------------

Per share amounts -
    Basic:
          Net income $      1.68  $      1.57 $      1.27 $      1.36
--------------------------------------------- -----------------------

    Basic weighted
     average shares
     outstanding      16,012,637   15,552,210  15,918,650  15,161,406

    Diluted:
          Net income $      1.65  $      1.52 $      1.24 $      1.33
--------------------------------------------- -----------------------

    Diluted weighted
     average shares
     outstanding      16,314,534   16,075,396  16,253,254  15,508,560

    CONTACT: The Bon-Ton Stores, Inc.
             Mary Kerr
             Vice President
             Corporate Communications
             717-751-3071